Exhibit 10.8

Form of Rollover RSU Award Agreement (for Phantom Unitholders)

FATHOM DIGITAL MANUFACTURING CORPORATION

2021 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made effective as of December 23, 2021 (the “Grant Date”) by and between Fathom Digital Manufacturing Corporation, a Delaware corporation (the “Company”), and [•] (the “Participant”), pursuant to the Fathom Digital Manufacturing Corporation 2021 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company has adopted the Plan in order to grant Awards from time to time to certain key Employees, Non-Employee Directors and Consultants of the Company and its Subsidiaries or Affiliates;

WHEREAS, the Participant is an Eligible Recipient as contemplated by the Plan, and the Administrator has determined that it is in the interest of the Company to make this grant to the Participant; and

WHEREAS, in connection with the completion and effectiveness of the transactions contemplated by that certain Business Combination Agreement, dated as of July 15, 2021 and amended as of November 16, 2021, by and among Altimar Acquisition Corp. II, a Cayman Islands exempted company, Fathom Holdco, LLC, a Delaware limited liability company (“Fathom OpCo”), and the other parties thereto (the “Business Combination Agreement”), all time-based phantom unit awards and all performance-based phantom unit awards of Fathom OpCo (the “Phantom Units”) that were outstanding and unvested immediately prior to the Closing Date (as defined in the Business Combination Agreement) were forfeited and cancelled and replaced with the Restricted Stock Units granted hereunder, subject to the Company’s filing of an effective registration statement on Form S-8.

NOW, THEREFORE, in consideration of the promises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1. Grant and Vesting of Restricted Stock Units.

(a) Shares Subject to Award. As of the Grant Date, the Participant will be credited with [•] Restricted Stock Units. Each Restricted Stock Unit is a notional amount that represents the right to receive one Share of Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, if and when the Restricted Stock Unit vests.

Form of Rollover RSU Award Agreement (for Phantom Unitholders)

(b) Vesting.

i. Time-Vesting Restricted Stock Units. [•]1 Restricted Stock Units shall be subject to service-based vesting conditions (the “Time-Based RSUs”) and shall vest [as follows: [•]],2 in each case, subject to the Participant’s continuous service with the Company or a Subsidiary or Affiliate thereof, as applicable, whether as an Employee, Director, or Consultant (“Service”), from the Grant Date through each applicable vesting date; provided, that notwithstanding anything herein to the contrary, no Restricted Stock Unit shall vest prior to the date on which a registration statement on Form S-8 with respect to the Shares has been filed. For the avoidance of doubt, if the Participant incurs a change in status from an Employee to a Director of the Company or an Affiliate before the Restricted Stock Units have vested, such change in status alone shall not constitute a termination of Service for purposes of this Award.

ii. Performance-Vesting Restricted Stock Units. [•]3 Restricted Stock Units shall be subject to performance-based vesting conditions (the “Performance RSUs”) as follows, subject to the Participant’s continuous Service through each applicable vesting date:

(1)	Twenty-five percent (25%) of the Performance RSUs will vest if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 60%;

(2)	Twenty-five percent (25%) of the Performance RSUs will vest if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 80%; and

(3)

The final fifty percent (50%) of the unvested performance-based RSUs will vest if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 95%.

iii. For purposes of Section 1(b)(ii):

(1)

“CORE Affiliates” means, with respect to the CORE Investors, any Person directly controlled by, directly controlling or under direct common control with the CORE Investors. For the avoidance of doubt, CORE Affiliates shall not include co-investors of the CORE Investors.

(2)

“CORE Investors” means CORE Industrial Partners Fund I, L.P., a Delaware limited partnership, CORE Industrial Partners Fund I Parallel, L.P., a Delaware limited partnership, CORE Fund I Holdings-2, L.P., a Delaware limited partnership, and CORE Fund I Holdings-5 LP, a Delaware limited partnership.

[1]	NTD: Insert number of time-vesting RSUs.
[2]	NTD: Vesting schedule to replicate remaining time-vesting schedule for Phantom Unit awards under the Notices of Phantom Unit Award Agreements.
[3]	NTD: Insert number of performance-vesting RSUs.

Form of Rollover RSU Award Agreement (for Phantom Unitholders)

(3)

“Investor Cumulative Sale Percentage” means, on any date of determination, a percentage equal to the quotient of (A) a number equal to the aggregate number of Shares subject to a Sell-Down by the CORE Investors and the CORE Affiliates from and after the Closing Date (as defined in the Business Combination Agreement) and to and including such date, divided by (B) the aggregate number of Shares held by the CORE Investors and the CORE Affiliates upon the Closing Date and prior to any Sell-Down by the CORE Investors and the CORE Affiliates. The Investor Cumulative Sale Percentage may be adjusted to account for any stock splits, reverse stock splits, combinations, or similar structural changes to the Shares. For the avoidance of doubt, if, on the date of determination, the calculation of the Investor Cumulative Sale Percentage results in either the vesting of Performance RSUs or the removal of certain restrictions on the transfer of Shares as described herein, then the release of any earn-out Shares shall not negate the result of such vesting trigger being achieved or transfer restriction being removed.

(4)

“Sell-Down” means, with respect to any Person, (A) any sale by such Person pursuant to a registered public offering under the Securities Act, and (B) any sale by such Person to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker.

2. Rights as a Stockholder.

(a) Unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote in respect of that Restricted Stock Unit or that Share.

(b) If the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per Share multiplied by the number of Restricted Stock Units credited to the Participant through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account (“Account”) established for the Participant for bookkeeping purposes only on the books of the Company. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant’s Restricted Stock Units awarded under this Agreement, and will be paid in cash in a single sum at the time that the Shares associated with the Participant’s Restricted Stock Units are delivered (or forfeited at the time that the Participant’s Restricted Stock Units are forfeited).

3. Termination of Service; Breach of Restrictive Covenants.

(a) Any Termination. In the event that the Participant’s Service terminates for any reason, any Restricted Stock Units that are not then vested shall terminate and be cancelled immediately upon such termination of Service.

Form of Rollover RSU Award Agreement (for Phantom Unitholders)

(b) Termination for Cause; Breach of Restrictive Covenants. In the event that (i) the Participant’s Service terminates for Cause or (ii) the Participant breaches any written restrictive covenant agreement with the Company or a Subsidiary or Affiliate thereof (whether prior to or after the termination of the Participant’s Service), including any of the Restrictive Covenants set forth in Section 8, all Restricted Stock Units held by the Participant, whether vested or unvested, shall terminate and be cancelled immediately upon such termination of Service.

4. Timing and Form of Payment. Once a Restricted Stock Unit vests, the Participant will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible following the vesting of the associated Restricted Stock Unit. Shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent. The Participant will have full legal and beneficial ownership of the Shares at that time.

5. Tax Withholding. The Company or any Affiliate thereof shall, in accordance with Section 16 of the Plan, have the power to withhold, or require the Participant to remit to the Company or such Affiliate thereof, cash or Shares that are distributable to the Participant with respect to the Restricted Stock Units in an amount sufficient to satisfy the federal, state, and local withholding tax requirements, both domestic and foreign, relating to such transaction, and the Company or such Affiliate thereof may defer payment of cash or issuance of Shares until such requirements are satisfied; provided, however, that such amount may not exceed the maximum statutory withholding rate. The Participant shall be entitled to satisfy the amount of any such required tax withholding by having the Company withhold from the Shares otherwise distributable to the Participant upon vesting of the Restrictive Stock Units a number of Shares having a Fair Market Value equal to the amount of such required tax withholdings.

6. Nontransferability of Restricted Stock Units. The Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Administrator shall establish, to a permitted transferee.

7. Transfer Restrictions on Shares Received in Settlement of Restricted Stock Units. Any Shares received in connection with the vesting and settlement of any Time-Based RSUs shall not be transferrable by the Participant until the following conditions are met:

(a) Twenty-five percent (25%) of the Shares issued upon settlement of Time-Based RSUs may be traded upon the expiration of the lock-up period applicable to the Shares held by the CORE Investors and the CORE Affiliates;

(b) Twenty-five percent (25%) of the Shares issued upon settlement of Time-Based RSUs may be traded if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 60%;

(c) Twenty-five percent (25%) of the Shares issued upon settlement of Time-Based RSUs may be traded if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 80%; and

Form of Rollover RSU Award Agreement (for Phantom Unitholders)

(d) Twenty-five percent (25%) of the Shares issued upon settlement of Time-Based RSUs may be traded if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 95%.

Notwithstanding anything herein to the contrary, the transfer restrictions described herein are in addition to, and not in place of, any additional transfer restrictions that apply generally to the Shares, including those related to applicable insider trading policies, contractual restrictions, securities law restrictions, or similar restrictions on transfer and trading.

8. Restrictive Covenants.

(a) Confidentiality.

i. The Participant may not disclose the terms of this Award or this Agreement, other than to members of his or her immediate family or to his or her personal financial or legal advisors or as required by applicable law. The Participant shall not use or disclose to any Person, either while in Service or thereafter, any Confidential Information (as defined below) of which the Participant is or becomes aware, whether or not such information is developed by him or her, for any reason or purpose whatsoever, nor shall he or she make use of any of the Confidential Information for his or her own purposes or for the benefit of any Person except for the Company and its Affiliates, except (A) to the extent that such disclosure or use is directly related to and required by the Participant’s performance in good faith of duties assigned to the Participant by the Company or its applicable Affiliate with respect to his or her Service or (B) to the extent required to do so by a law or legal process, including a court of competent jurisdiction. The Participant shall not modify, reverse engineer, decompile, create other works from or disassemble any software programs contained in the Confidential Information of the Company unless permitted in writing by the Company. The Participant will, at the sole expense of the Company, take all reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

ii. For purposes of this Section 8(a), “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any of its Affiliates in connection with its business, including, but not limited to, information, observations and data obtained by the Participant during his or her Service concerning (i) the business or affairs of the Company or its Affiliates (or any predecessor thereof) and (ii) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, information on current and prospective independent sales agents, software vendors or partners and sponsor banks, all technology and trade secrets, and all similar and related information in whatever form. Notwithstanding the foregoing, “Confidential Information” will not include any information that has been published in a form generally available to the public prior to the date the Participant proposes to disclose or use such information other than as a result of a breach of any confidentiality obligation owed to the Company or its Affiliates.

Form of Rollover RSU Award Agreement (for Phantom Unitholders)

iii. In accordance with the Defend Trade Secrets Act of 2016, the Participant is hereby notified by the Company that the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Participant is further notified by the Company that, if the Participant files a lawsuit for retaliation by an employer for reporting a suspected violation of law, then the Participant may disclose the employer’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if the Participant: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(b) Intellectual Property Rights.

i. The Participant assigns, transfers and conveys to the Company and its Affiliates all of the Participant’s right, title and interest in and to all Work Product (as defined below). The Participant agrees that all Work Product belongs in all instances to the Company and its Affiliates. The Participant will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Participant’s Service) to establish and confirm the Company’s and its Affiliates’ ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company (whether during or after the Participant’s Service) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. The Participant recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

ii. For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to the actual or anticipated business, operations, research and development or existing or future products or services of the Company and its Affiliates and which are conceived, developed or made by the Participant (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) during the Participant’s Service, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

Form of Rollover RSU Award Agreement (for Phantom Unitholders)

(c) Non-Competition. The Participant acknowledges and agrees that the Participant’s Service to the Company and its Affiliates is unique in nature and that the Company and its Affiliates would be irreparably damaged if the Participant were to provide similar services to any Person competing with the Company and its Affiliates. Accordingly, in consideration for the payments and benefits under this Agreement, the Participant covenants and agrees that during the Participant’s Service and for a period of two (2) years thereafter (the “Restricted Period”), the Participant shall not, and shall cause his or her Affiliates not to, directly or indirectly, through or in association with any third party, anywhere in the United States (the “Restricted Area”), (A) be employed by, consult for, render assistance to, contract with, serve as a director for, or otherwise assist any third party or business engaged in selling or providing the same, similar or otherwise competitive services or products in any industry in which the Company or any of its Affiliates engages or operates at any time during the Participant’s Service, (B) engage in, sell or provide any products or services that are the same, similar or otherwise competitive with the products and/or services in any industry in which the Company or any of its Affiliates engages or operates at any time during the Participant’s Service or (C) own, acquire, or control any interest, financial or otherwise, in a third party or business engaged in selling or providing the same, similar or otherwise competitive services or products in any industry in which the Company or any of its Affiliates engages or operates at any time during the Participant’s Service, other than ownership of one percent (1%) or less of the equity of a publicly-traded company.

(d) Non-Solicitation and Non-Interference. During the Restricted Period, the Participant will not, and will cause his or her Affiliates not to, directly or indirectly, through or in association with any third party, (i) take any action which may interfere with, impair, subvert, disrupt or alter the relationship, contractual or otherwise, between any of the Company and its Affiliates and any current or prospective customer, supplier, association, distributor, payer, vendor, developer, service provider, licensor or licensee, independent sales agents or other material business relation of the Company or such Affiliate, (ii) call on, solicit or service, engage or contract with any current or prospective customer, supplier, association, distributor, payer, vendor, developer, service provider, licensor or licensee, independent sales agents or other material business relation of the Company or any of its Affiliates in connection with any business that is competitive with the Company or any of its Affiliates, (iii) solicit, induce, recruit or encourage any employees of or consultants to the Company or any of its Affiliates or any Person who was an employee during the six (6) month period prior to such action to terminate their relationship with the Company and its Affiliates or take away or hire such employees or consultants, (iv) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company or any of its Affiliates) of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or any of its Affiliates or (v) attempt to do any of the foregoing, either for the Participant’s own purposes or for any other third party

(e) Non-Disparagement. The Participant shall not, in any manner, directly or indirectly, take any action or make any oral or written statement to any Person that disparages or places the Company or any of its Affiliates, any of the CORE Investors, or any of their respective officers, shareholders, members or advisors, investors, or any member of the Board, in a false or negative light (whether such action or statement is made publicly or privately, whether or not in the form of opinion, and whether or not it is truthful); provided, however, that the Participant shall not be required to make any untruthful statement or to violate any law.

Form of Rollover RSU Award Agreement (for Phantom Unitholders)

(f) Acknowledgement; Enforcement.

i. By accepting this Award, the Participant acknowledges that the obligations set forth in this Section 8 (the “Restrictive Covenants”) may limit his or her ability to earn a livelihood in a business similar to the business of the Company and its Affiliates, but the Participant nevertheless believes that he or she has received and will receive sufficient consideration and other benefits in connection with his or her Service with the Company or its Affiliate to clearly justify such Restrictive Covenants and that, given the Participant’s education, skills and ability, the Restrictive Covenants would not prevent him or her from otherwise earning a living. The Participant hereby acknowledges and agrees that the same are reasonable, do not confer a benefit upon the Company and its Affiliates disproportionate to the detriment of the Participant, are reasonable in time, scope and territory and necessary for the protection of the Company and its Affiliates and are an essential inducement to the Company’s grant of this Award.

ii. In the event of a breach or threatened breach of the Restrictive Covenants, the Company and its Affiliates may, in addition to other rights and remedies existing in its favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Participant to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the Restrictive Covenants, if and when the final and non-appealable judgment of a court of competent jurisdiction is so entered against the Participant.

iii. If any Restrictive Covenant is unenforceable with respect to the duration, activity, subject, or geographic area of restriction of such Restrictive Covenant, then such restriction shall be construed, judicially modified, or “blue penciled” in such jurisdiction so as to thereafter be limited or reduced to the extent required to be deemed legal, valid and enforceable in such jurisdiction and that comes closest to expressing the intention of the parties with respect to the covenant, and the covenant shall be enforceable as so modified. The parties agree that a court with proper jurisdiction shall be allowed to reduce the Restrictive Covenants to the maximum duration, activity, subject, and geographic area of restriction deemed legal, valid and enforceable.

(g) Legally Protected Communications and Disclosures.

i. Nothing in this Section 8 is to be interpreted to prevent, interfere with, or otherwise restrain the Participant’s legitimate exercise of his or her Section 7 rights, if any, under the National Labor Relations Act or to otherwise interfere with any legally-protected communications.

Form of Rollover RSU Award Agreement (for Phantom Unitholders)

ii. Nothing in this Section 8 is to be interpreted to interfere with the Participant’s rights under any federal, state, or local constitution, statute, rule, or regulation to file or otherwise institute a complaint or charge of discrimination, retaliation, or other alleged violation of discrimination or other employment-related laws with any federal, state, or local government agency enforcing such laws, to participate in a proceeding with any such agency, or to cooperate with any such agency in its investigation of such complaint or charge.

iii. This Section 8 does not prohibit or restrict the Participant (or the Participant’s attorney) from responding to any inquiry about the Plan or this Agreement or their underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Participant does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that he or she has made such reports or disclosures.

9. Beneficiary Designation. The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his or her death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator during his or her lifetime.

10. Adjustments. The Shares subject to the Restricted Stock Units may be adjusted in any manner as contemplated by Section 5 of the Plan.

11. Requirements of Law. The issuance of Shares following vesting of the Restricted Stock Units shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares shall be issued upon vesting of any portion of the Restricted Stock Units granted hereunder, if such issuance would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

12. No Guarantee of Continued Service. Nothing in the Plan or in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service.

13. No Rights as a Stockholder. Except as provided in Section 2 above or as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the Restricted Stock Units granted hereunder prior to the date on which he or she is recorded as the holder of those Shares on the records of the Company.

Form of Rollover RSU Award Agreement (for Phantom Unitholders)

14. Interpretation; Construction. Any determination or interpretation by the Administrator under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

15. Miscellaneous.

(a) Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, mailed, certified or registered mail with postage prepaid, sent by next-day or overnight mail or delivery, or sent by fax, as follows:

(i)	If to the Company:

Fathom	Digital Manufacturing Corporation
[ADDRESS]
Attention:	[NAME OR EMAIL]

(ii)	If to the Participant, to the Participant’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(b) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c) No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

(d) Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

Form of Rollover RSU Award Agreement (for Phantom Unitholders)

(e) Entire Agreement; Amendment. This Agreement, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter (provided, that this Agreement shall not supersede any written employment agreement or other written agreement between the Company and the Participant, including, but not limited to, any written restrictive covenant agreements). This Agreement may be amended as provided in the Plan.

(f) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

(g) Code Section 409A Compliance. The Restricted Stock Units are intended to be exempt from or comply with the requirements of Code Section 409A and this Agreement shall be interpreted accordingly. Notwithstanding any provision of this Agreement, to the extent that the Administrator determines that any portion of the Restricted Stock Units granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Administrator reserves the right to amend, restructure, terminate or replace such portion of the Restricted Stock Units in order to cause such portion of the Restricted Stock Units to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.

(h) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(i) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(k) Erroneously Awarded Compensation. Notwithstanding any provision in the Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy that may be adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

FATHOM DIGITAL MANUFACTURING CORPORATION

By:

Name:

Title:

PARTICIPANT

Name:

[Signature Page to Restricted Stock Unit Agreement (Rollover)]